Exhibit 10.09

Limited Waiver of Payment Default – XTI Drones Seller Note
Limited Waiver Agreement
This Limited Waiver Agreement (this "Waiver") is entered into as of October 16, 2026 (the "Effective Date"), by and between XTI Drones Holdings, LLC, a Texas limited liability company (the "Maker"), and The Origin Group DN, Inc., a Delaware corporation (the "Payee").
Recitals
A. The Maker issued to the Payee that certain Promissory Note, dated November 10, 2025, in the original principal amount of $10,976,284.58 (the "Note"), in connection with that certain Membership Interest Purchase Agreement, dated November 10, 2025, by and among the Maker, the Payee, Drone Nerds, LLC and the other parties named therein (the "Purchase Agreement").
B. Under Section 1(d) of the Note, the Maker was required to pay to Payee $1,380,000 of principal, together with accrued interest, on September 30, 2026 (the "September Installment"). The Maker did not pay the September Installment to Payee, and as a result an Event of Default occurred under Section 6(a) of the Note (the "Specified Default").
C. Under Section 1(e) of the Note, the remaining principal balance and all accrued interest are due on November 10, 2026 (the "Maturity Payment").
D. The Maker, the Payee and their affiliates are negotiating a resolution of the Specified Default and a restructuring of the Note, including a term sheet and the definitive documents relating to it (the "Negotiations").
E. The Maker has asked the Payee to temporarily waive the Specified Default while the parties conduct the Negotiations. The Payee is willing to do so on the terms of this Waiver.
NOW, THEREFORE, in consideration of the mutual agreements in this Waiver and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Definitions
Capitalized terms used but not defined in this Waiver have the meanings given to them in the Note.
2. Waiver
(a) Waiver of Specified Default. The Payee waives the Specified Default for the duration of the Waiver Period (defined below). During the Waiver Period, the Payee will not, on account of the Specified Default: (i) charge or collect interest at the default rate under Section 2 of the Note; (ii) declare the Note immediately due and payable or otherwise accelerate the Note under Section 6 of the Note; (iii) charge or collect costs of collection under Section 7 of the Note; or (iv) exercise any other right or remedy under the Note or applicable law.
(b) Maturity Payment. The Maker's failure to pay the Maturity Payment during the Waiver Period will not be an Event of Default under Section 6(b) of the Note for the duration of the Waiver Period. During the Waiver Period, the Payee will not, on account of the Maker's failure to pay the Maturity Payment on the Due Date: (i) charge or collect interest at the default rate under Section 2 of the Note; (ii) declare the Note immediately due and payable or otherwise accelerate the Note under Section 6 of the Note; (iii) charge or collect costs of collection under Section 7 of the Note; or (iv) exercise any other right or remedy under the Note or applicable law.
(c) No Penalties for the Waiver Period. No default interest, late charge or other penalty will accrue or be payable for any part of the Waiver Period. During the Waiver Period interest will continue to accrue on the outstanding principal balance of the Note at the non-default rate of 7.25% per annum under Section 2 of the Note (but subject to Section 3(b)).
3. Waiver Period
(a) Term. The "Waiver Period" begins on September 30, 2026 and ends on the earliest of:
1.the date on which the parties execute and deliver definitive documents restructuring the Note, which will then govern the September Installment and the Maturity Payment;
2.the tenth (10th) day after either the Maker or the Payee notifies the other in writing that it is ending the Negotiations; and
3.December 31, 2026.
(b) End of Waiver Period. If the Waiver Period ends under clause 3(a)(2) or 3(a)(3), then an Event of Default will be deemed to exist under the Note and the September Installment and the Maturity Payment, together with accrued interest (which will have accrued at the default rate of 9.25% per annum beginning as of October 10, 2026), will be due on the last day of the Waiver Period.
4. Limitations; Reservation of Rights
(a) Limited Effect. This Waiver applies only to the Specified Default and the Maturity Payment. It does not waive any other Event of Default, whether now existing or arising later, or any other term of the Note.
(b) No Course of Dealing. This Waiver does not obligate the Payee to grant any further waiver, consent or amendment, and it does not establish a course of dealing between the parties.
(c) Reservation of Rights. Except as expressly provided in this Waiver, each party reserves all of its rights and remedies under the Note, the Purchase Agreement and applicable law. Nothing in this Waiver waives, releases, settles or otherwise affects any claim, defense, right of indemnification or right of set-off that any party has under the Purchase Agreement.
(d) No Obligation to Agree. Nothing in this Waiver obligates any party to agree to any term sheet, restructuring or definitive documents.
5. Representations of the Maker
The Maker represents to the Payee that: (a) it has all requisite power and authority to execute, deliver and perform this Waiver; (b) this Waiver has been duly authorized, executed and delivered by the Maker; and (c) as of the Effective Date, to the Maker's knowledge, no Event of Default exists under the Note other than the Specified Default.

6. Miscellaneous
(a) Note Remains in Effect. Except to the extent any provision of the Note is temporarily waived by this Waiver, the Note remains unchanged and in full force and effect. Each reference in the Note to "this Note" means the Note to the extent any provision of the Note is temporarily waived by this Waiver.
(b) Governing Law; Venue; Jury Waiver. Section 10 of the Note (Texas governing law; venue in Dallas County, Texas; and waiver of jury trial) applies to this Waiver as if set out in full.
(c) Counterparts; Electronic Signatures. This Waiver may be executed in counterparts, each of which is an original and all of which together are one instrument. Signatures delivered by PDF, DocuSign or other electronic means are effective as originals.
(d) Entire Agreement. This Waiver is the entire agreement of the parties on its subject matter. It may be amended or waived only in a writing signed by the Maker and the Payee.
(e) Final Agreement. THIS WAIVER, THE NOTE, THE MEMBERSHIP INTEREST PURCHASE AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED BY SUCH AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the Effective Date.
MAKER:
XTI DRONES HOLDINGS, LLC, a Texas limited liability company
By: __/s/ Brooke Turk____________________________
Name: Brooke Turk
Title: Chief Financial Officer
PAYEE:
THE ORIGIN GROUP DN, INC., a Delaware corporation
By: ____/s/ Robert Weitzner__________________________
Name: Robert Weitzner
Title: Vice President